                                                                     EXHIBIT 2.1


                       AGREEMENT AND PLAN OF DISTRIBUTION


                  This AGREEMENT AND PLAN OF DISTRIBUTION (this "Agreement"), is dated as of _________, 2001, by and between InfoCure Corporation, a Delaware corporation ("InfoCure"), and PracticeWorks, Inc., a Delaware corporation ("PracticeWorks") and, prior to the Distribution (as defined herein), an indirect wholly owned subsidiary of InfoCure.

                  WHEREAS, PracticeWorks is a wholly owned subsidiary of InfoCure Systems, Inc., a Georgia corporation ("ISI"), which is a wholly owned subsidiary of InfoCure;

                  WHEREAS, InfoCure provides information management technology for physician practices, and the conduct of such other activities as may be incidental or related thereto;

                  WHEREAS, consistent with the action taken by the InfoCure Board of Directors, InfoCure intends to transfer or cause to be transferred to PracticeWorks all of the assets used in its dental, orthodontic and oral and maxillofacial surgery businesses, including the stock of certain wholly owned subsidiaries, certain intellectual property and related research and development assets, as well as certain rights to future revenues and tangible assets, including cash, in each case to the extent primarily related to such businesses (the "PracticeWorks Business");

                  WHEREAS, InfoCure and PracticeWorks desire such transfer of assets to qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, the Board of Directors of ISI has authorized the distribution to InfoCure of all of the issued and outstanding shares of common stock, par value $0.01 per share, of PracticeWorks (the "PracticeWorks Common Stock") to be received by ISI in exchange for the assets transferred to PracticeWorks by ISI (the "Internal Distribution");

                  WHEREAS, the Board of Directors of InfoCure has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $.001 per share, of InfoCure (the "InfoCure Common Stock") as of such date as may be determined by the Board of Directors of InfoCure, or such committee of such Board of Directors as shall be designated by the Board of Directors of InfoCure, as the date (the "Distribution Record Date") as of which the distribution of all of the issued and outstanding PracticeWorks Common Stock shall be effected, on the basis of 1/4 of a share of PracticeWorks Common Stock for each share of InfoCure Common Stock (the "Distribution");

                  WHEREAS, the parties hereto have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.
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                  NOW, THEREFORE, in consideration of the foregoing and the
mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the parties hereto further agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         SECTION 1.1 GENERAL. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

                  "Action" shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

                  "Additional Transfer" shall have the meaning set forth in
         Section 2.2 of this Agreement.

                  "Affiliate" shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Any contrary provision of this Agreement notwithstanding, neither InfoCure nor any of its Subsidiaries shall be deemed to be an Affiliate of PracticeWorks.

                  "Agent" shall have the meaning set forth in Section 2.1(d) of this Agreement.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "Agreement Disputes" shall have the meaning set forth in
         Section 7.1 of this Agreement.

                  "Ancillary Agreements" shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the parties hereto or any other member of their respective Groups in connection with the transactions contemplated hereby, including, but not limited to, the Employee Benefits and Compensation Allocation Agreement, the Tax Disaffiliation Agreement, the Transition Services Agreement and the Intellectual Property License Agreement.


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                  "Assignee" shall have the meaning set forth in Section 2.1(h)
         of this Agreement.

                  "Assumed Liabilities" shall mean:

                           (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto), including, without limitation, those Liabilities listed on Schedule 2.3 hereto, as Liabilities to be assumed by PracticeWorks or any member of the PracticeWorks Group, and all agreements, obligations and Liabilities of any member of the PracticeWorks Group under this Agreement or any of the Ancillary Agreements;

                           (ii) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Compensation and Allocation Agreement, respectively), primarily relating to, arising out of or resulting from:


                                   (A)      the operation of the PracticeWorks
                           Business or any actions taken or business conducted by the PracticeWorks Group (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));


                                    (B)      any Included Assets; whether
                           arising before, on or after the Distribution Date;
                           and

                           (iii) all Liabilities reflected as liabilities or obligations on the PracticeWorks Pro Forma Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been required to be reflected on such balance sheet and/or in the footnotes to such balance sheet in accordance with generally accepted accounting principles, subject to any discharge of such Liabilities subsequent to the date of the PracticeWorks Pro Forma Balance Sheet.

                           Notwithstanding the foregoing, the Assumed
                  Liabilities shall not include: (i) any Liabilities that are expressly contemplated by this Agreement or any


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                  Ancillary Agreement (or the Schedules hereto or thereto) as
                  Liabilities to be retained or assumed by InfoCure or any member of the InfoCure Group or (ii) all agreements and obligations of any member of the InfoCure Group under this Agreement or any of the Ancillary Agreements. Any contrary provision of this Agreement notwithstanding, any Liabilities or losses in respect of any litigation or similar proceeding relating primarily to the PracticeWorks Business shall constitute Assumed Liabilities.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in Atlanta, Georgia are authorized or obligated by law or executive order to close.

                  "Claims Administration" shall mean the processing of claims made under the InfoCure Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

                  "Code" shall have the meaning set forth in the recitals to this Agreement.

                  "Commission" shall mean the Securities and Exchange
         Commission.

                  "Contracts" shall mean all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments.

                  "Distribution" shall have the meaning set forth in the recitals to this Agreement.

                  "Distribution Date" shall mean such date as may be determined by the Board of Directors of InfoCure, or such committee of such Board of Directors as shall be designated by the Board of Directors of InfoCure, as the date as of which the Distribution shall be effected.

                  "Distribution Record Date" shall have the meaning set forth in the recitals.

                  "Effective Time" shall mean 11:59 p.m., Atlanta, Georgia time, on the Distribution Date.

                  "Employee Benefits and Compensation Allocation Agreement" shall mean the Employee Benefits and Compensation Allocation Agreement by and between InfoCure and PracticeWorks, which agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit B.


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                  "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, ET SEQ.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminant, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

                  "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, Nasdaq or other regulatory, administrative or governmental authority.

                  "Group" shall mean with respect to InfoCure, the InfoCure Group and, with respect to PracticeWorks, the PracticeWorks Group.

                  "Included Assets" shall have the meaning set forth in Section 2.1.

                  "Indemnifiable Losses" shall mean any and all losses, liabilities, claims, damages, demands, costs or expenses (including reasonable attorneys' fees and any and all out-of-pocket expenses) reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying the judgment, fine or penalty rendered in or resulting from any Action.

                  "Indemnifying Party" shall have the meaning set forth in
         Section 3.3(a).

                  "Indemnitee" shall have the meaning set forth in Section
         3.3(a).

                  "InfoCure" shall have the meaning set forth in the preamble to this Agreement.

                  "InfoCure Business" shall mean each and every business conducted at any time by InfoCure or any subsidiary controlled by InfoCure, except the PracticeWorks Business.


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                  "InfoCure Common Stock" shall have the meaning set forth in the recitals to this Agreement.

                  "InfoCure Group" shall mean InfoCure and each Person (other than any member of the PracticeWorks Group) that is an InfoCure Subsidiary.

                  "InfoCure Indemnitee" shall mean:

                           (i) InfoCure and each Affiliate thereof after giving effect to the Intercompany Agreements and the Distribution; and

                           (ii) each of the respective past, present and future directors, officers, members, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors and assigns of any of such directors, officers, members, employees and agents, except in the case of clauses (i) and (ii), the PracticeWorks Indemnitees.

                  "InfoCure Liabilities" shall mean, collectively, all obligations and Liabilities of InfoCure or any InfoCure Subsidiary after giving effect to the Intercompany Agreements, except the Assumed Liabilities and as except as set forth in Section 2.3(b).

                  "InfoCure Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of InfoCure or any InfoCure Subsidiary which provide coverage for the PracticeWorks Business, other than PracticeWorks Policies.

                  "InfoCure Subsidiary" shall mean each Subsidiary of InfoCure other than PracticeWorks and the PracticeWorks Group.

                  "Information Statement" shall mean the Information Statement filed with the Commission as part of the Registration Statement and mailed to the holders of shares of InfoCure Common Stock in connection with the Distribution, including any amendments or supplements thereto.

                  "Insurance Administration" shall mean, with respect to each InfoCure Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the InfoCure Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any InfoCure Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

                  "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured.


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                  "Insured Claims" shall mean those Liabilities that,
         individually or in the aggregate, are covered within the terms and conditions of any of the InfoCure Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

                  "Intellectual Property License Agreement" shall mean the Intellectual Property License Agreement by and between InfoCure and PracticeWorks, which Agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit F.

                  "Intercompany Agreements" shall mean, collectively, this Agreement and the Ancillary Agreements.

                  "Intercompany Receivables" shall have the meaning set forth in
         Section 2.4 of this Agreement.

                  "Internal Distribution" shall have the meaning set forth in the recitals to this Agreement.

                  "ISI" shall have the meaning set forth in the recitals to this Agreement.

                  "Law" shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

                  "Liabilities" shall mean any and all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys' fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

                  "Losses" shall have the meaning set forth in Section 3.1 of this Agreement.




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                  "Nasdaq" shall have the meaning set forth in Section 2.1(m) of this Agreement.

                  "Notices" shall have the meaning set forth in Section 9.3 of this Agreement.

                  "Nonsolicitation Period" shall mean the period from the date of this Agreement until three years thereafter.

                  "Person" shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                  "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, master comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

                  "PracticeWorks" shall have the meaning set forth in the Preamble to this Agreement.

                  "PracticeWorks Business" shall have the meaning set forth in the recitals to this Agreement.

                  "PracticeWorks Common Stock" shall have the meaning set forth in the recitals to this Agreement.

                  "PracticeWorks Group" shall mean PracticeWorks, affiliates of PracticeWorks, the PracticeWorks Subsidiaries and the corporations, partnerships and other entities which are contemplated to remain or become a Subsidiary of PracticeWorks in connection with the Intercompany Agreements and the Distribution.

                  "PracticeWorks Indemnitee" shall mean:

                           (i) PracticeWorks and each Affiliate thereof after giving effect to the Intercompany Agreements and the Distribution; and

                           (ii) each of the respective past, present and future directors, officers, members, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors and assigns of any of such directors, officers, members, employees and agents.


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                  "PracticeWorks Pro Forma Balance Sheet" shall mean the
         combined pro forma balance sheet of the PracticeWorks Group, including the notes thereto, as of [SEPTEMBER 30], 2000, attached hereto as Exhibit E.

                  "PracticeWorks Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of InfoCure or any InfoCure Subsidiary, which relate specifically to the PracticeWorks Business but do not relate to the InfoCure Business, and which Policies are either maintained by PracticeWorks or a member of the PracticeWorks Group or assignable to PracticeWorks or a member of the PracticeWorks Group.

                  "PracticeWorks Subsidiary" shall mean each Subsidiary of PracticeWorks.

                  "Records" shall have the meaning set forth in Section 6.2 of this Agreement.

                  "Registration Statement" shall mean the registration statement on Form 10 filed with the Commission to effect the registration of the PracticeWorks Common Stock pursuant to the Exchange Act.

                  "Representative" shall mean, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.


                  "Restricted Period" shall mean the period from the date of this Agreement until three years thereafter.


                  "Rules" shall have the meaning set forth in Section 7.3 of this Agreement.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

                  "Subsidiary" shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

                  "Tax" shall have the meaning set forth in the Tax Disaffiliation Agreement.

                  "Tax Disaffiliation Agreement" shall mean the Tax Disaffiliation Agreement by and between InfoCure and PracticeWorks, which agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit C.

                  "Third Party" shall mean a Person who is not a party hereto or a Subsidiary thereof.


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                  "Third Party Claim" shall have the meaning set forth in
         Section 3.3(a) of this Agreement.

                  "Transition Services Agreement" shall mean the Transition Services Agreement by and between InfoCure and PracticeWorks, which agreement shall be entered into prior to or on the Distribution Date in the form attached hereto as Exhibit D.

         SECTION 1.2 REFERENCE; INTERPRETATION. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either party as the principal draftsperson hereof or thereof.

                                  ARTICLE II.

                      DISTRIBUTION AND OTHER TRANSACTIONS;
                                CERTAIN COVENANTS

         SECTION 2.1       THE DISTRIBUTION AND OTHER TRANSACTIONS.

                  (a) Capital Contribution by InfoCure to ISI. Upon and subject to the terms and conditions of this Agreement, on or prior to the Distribution Date but prior to the transactions described in Sections 2.1(b),
(c) and (d) below, InfoCure shall make a contribution to the capital of ISI by assigning, agreeing to assign, transferring, conveying and delivering to ISI all of its right, title and interest in the stock of each of InfoCure's first tier Subsidiaries. These Subsidiaries of InfoCure are listed on Schedule 2.1(a) attached hereto.

                  (b) Transfer of Included Assets by ISI to PracticeWorks in Exchange for PracticeWorks Common Stock. Upon and subject to the terms and conditions of this Agreement, on or prior to the Distribution Date and prior to the transactions described in Sections 2.1(c) and (d) below, ISI shall make a contribution to the capital of PracticeWorks by assigning, agreeing to assign, transferring, conveying and delivering to PracticeWorks all of its right, title and interest in all tangible personal property, intangible property, rights and other assets owned by ISI and listed on Schedule 2.1(b) attached hereto and, with respect to insurance as set forth in Article VIII hereto (collectively, the "Included Assets"). In connection with the transfers by ISI to PracticeWorks, the parties shall execute a Bill of Sale substantially in the form attached hereto as Exhibit A. In consideration for the transfer of the Included Assets pursuant to this Section 2.1(b), PracticeWorks shall issue and deliver to ISI a certificate or certificates registered in the


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name of ISI representing all of the issued and outstanding shares of
PracticeWorks Common Stock. Each share of PracticeWorks Common Stock delivered by PracticeWorks to ISI shall be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights. PracticeWorks hereby represents and warrants that, as a result of the issuance of stock described in this
Section 2.1(b), ISI will own all of the outstanding shares of PracticeWorks Common Stock.

                  (c) Internal Distribution. On the Distribution Date, but immediately prior to the transactions described in Section 2.1(d) below, ISI shall effect the Internal Distribution by distributing all of the issued and outstanding shares of PracticeWorks Common Stock to InfoCure. Each share of PracticeWorks Common Stock delivered by ISI to InfoCure shall be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights.

                  (d) Distribution. The following transactions shall occur on the Distribution Date in order to effect the Distribution:

                           (i) InfoCure shall deliver to InfoCure's stock transfer agent (the "Agent") the share certificates representing the PracticeWorks Common Stock received by InfoCure pursuant to Section 2.1(c) which are to be issued in the Distribution. Such share certificates shall be endorsed by InfoCure in blank, for the benefit of the holders of InfoCure Common Stock. InfoCure shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, the PracticeWorks Common Stock to holders of record of shares of InfoCure Common Stock on the Distribution Record Date as further contemplated by the Information Statement and hereby. PracticeWorks shall provide any share certificates or other documentation that the Agent shall require in order to effect the Distribution. PracticeWorks shall provide any share certificates or other documentation that the Agent shall require in order to effect the Distribution.

                           (ii) The PracticeWorks Common Stock issued in the Distribution will be distributed only pursuant to a book entry system. InfoCure shall instruct the Agent to deliver the PracticeWorks Common Stock previously delivered to the Agent pursuant to Section 2.1(d)(i) to a depositary and to mail to each holder of record of InfoCure Common Stock on the Distribution Record Date a statement of the whole number of shares of PracticeWorks Common Stock credited to such holder's account. If following the Distribution a holder of PracticeWorks Common Stock requests physical certificates instead of participating in the book entry system, the Agent will issue certificates for such shares, but only for whole numbers of PracticeWorks Common Stock. Cash will be given to holders of fractional shares of InfoCure Common Stock at the time of the Distribution in lieu of any fractional shares of PracticeWorks Common Stock. The Agent will aggregate all fractional shares of PracticeWorks Common Stock into whole shares of PracticeWorks Common Stock and sell the whole shares of PracticeWorks Common Stock obtained thereby in the open market at then prevailing prices as


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

                  soon as practicable after the Distribution on behalf of holders who would otherwise be entitled to receive such fractional share interests and will distribute to each such holder such holder's ratable share of the proceeds of such sale, net of brokerage commissions incurred in such sales, as soon as practicable after the Distribution.

                  (e) Charter; Bylaws. On or prior to the Distribution Date, PracticeWorks and InfoCure shall have taken all necessary actions to provide for the adoption of the form of Certificate of Incorporation and Bylaws of PracticeWorks, in substantially the form filed by PracticeWorks with the Commission as exhibits to the Registration Statement.

                  (f) Directors. On or prior to the Distribution Date, InfoCure and PracticeWorks shall have taken all necessary action to cause the Board of Directors of PracticeWorks to consist of the individuals identified in the Information Statement as directors of PracticeWorks.

                  (g) Certain Licenses and Permits. Without limiting the generality of the obligations set forth in Sections 2.1(a) and (b), on or prior to the Distribution Date or as soon as reasonably practicable thereafter:

                           (i)      InfoCure shall use its commercially
                  reasonable efforts to transfer or cause to be transferred all transferable licenses, permits and authorizations issued by any Governmental Authority which relate primarily to the PracticeWorks Business but which are held in the name of any member of the InfoCure Group, or in the name of any employee, officer, director, stockholder or agent of any such member, or otherwise, on behalf of a member of the PracticeWorks Group to the appropriate member of the PracticeWorks Group; and

                           (ii) PracticeWorks shall use its commercially reasonable efforts to transfer or cause to be transferred all transferable licenses, permits and authorizations issued by Governmental Authorities which do not relate primarily to the PracticeWorks Business but which are held in the name of any member of the PracticeWorks Group, or in the name of any employee, officer, director, stockholder, or agent of any such member, or otherwise, on behalf of a member of the InfoCure Group to the appropriate member of the InfoCure Group.

                  (h) Transfer and Assignment of Certain Agreements. Without limiting the generality of the obligations set forth in Sections 2.1(a) and (b):

                           (i) InfoCure hereby agrees that on or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this
                  Section 2.1(h), it will, and it will cause each member of the InfoCure Group to, assign, transfer and convey to the appropriate member of the PracticeWorks Group all of InfoCure's or such member of the InfoCure Group's respective right, title and interest in and to any and all Contracts that relate primarily to the PracticeWorks Business.


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

                           (ii) PracticeWorks hereby agrees that on or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this
                  Section 2.1(h), it will, and it will cause each member of the PracticeWorks Group to, assign, transfer and convey to the appropriate member of the InfoCure Group all of PracticeWorks' or such member of the PracticeWorks Group's respective right, title and interest in and to any and all Contracts that do not relate primarily to the PracticeWorks Business.

                           (iii) Subject to the provisions of this Section 2.1(h), any agreement to which any of the parties hereto or any of their Subsidiaries is a party that inures to the benefit of more than one of the InfoCure Business and PracticeWorks Business shall be assigned in part so that each party shall be entitled to the rights and benefits inuring to its business under such agreement.

                           (iv) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or, in the case of a partial assignment under paragraph (iii), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

                           (v) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a Third Party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the intended Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide the intended Assignee the benefits of, and to permit the intended Assignee to assume liabilities under, any such agreement.

                  (i) Consents. The parties hereto shall use their commercially reasonable efforts to obtain required consents to transfer and/or assignment of licenses, permits and authorizations of Governmental Authorities and consents to transfer and/or assignment of Contracts from Third Parties.

                  (j) Cooperation. Each of InfoCure and PracticeWorks shall take all actions necessary to execute any and all documents as may be reasonably requested by the other party from time to time to transfer the assets referenced in Sections 2.1(a) and (b) hereof and listed on Schedule 2.1 hereto and otherwise fully vest or perfect in PracticeWorks all right, title and interest in and to such assets assigned pursuant to this Agreement.

                  (k) Election of Officers. On or prior to the Distribution Date, PracticeWorks shall take all actions necessary and desirable so that as of the Distribution Date the officers of PracticeWorks will be as set forth in the Information Statement.

                  (l) State Securities Laws. Prior to the Distribution Date, InfoCure and PracticeWorks shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in order to effect the Distribution.

                  (m)      Listing Application; Notice to Nasdaq.

                                    (i)      Prior to the Distribution Date,
                  InfoCure and PracticeWorks shall prepare and file with The Nasdaq National Market ("Nasdaq") a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq to list on or prior to the Distribution Date, subject to official notice of issuance, the PracticeWorks Common Stock.

                                    (ii)     Prior to the Distribution, InfoCure
                  shall, to the extent possible, give Nasdaq not less than ten days advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

                  (n) Other Transactions. On or prior to the Distribution Date, the parties hereto shall have consummated those other transactions in connection with the Intercompany Agreements and the Distribution that are contemplated by the Information Statement and not specifically referred to in this Section 2.1.

         SECTION 2.2 FURTHER AGREEMENTS TO TRANSFER ASSETS. Following the Distribution Date, if the InfoCure board of directors approves a subsequent assignment or transfer to PracticeWorks of assets not included among the Included Assets, and the PracticeWorks board of directors approves the acceptance of such subsequent assignment or transfer of assets (an "Additional Transfer"), then such Additional Transfer may be effected subject to the terms and conditions of this Agreement. Such Additional Transfer may be effected by adding a list of the assets to be included in the Additional Transfer in an addendum to Schedule 2.1, and by the execution of an additional Bill of Sale substantially in the form attached hereto as Exhibit A.

         SECTION 2.3       LIABILITIES.

                  (a) Assumed Liabilities. Upon and subject to the terms and conditions of this Agreement, as of the Distribution Date, PracticeWorks hereby agrees to assume, pay, perform and discharge all Assumed Liabilities and agrees to promptly reimburse InfoCure to the extent InfoCure pays any Assumed Liabilities. InfoCure shall not transfer, and PracticeWorks shall not assume, any liabilities whatsoever as part of this Agreement, except for the Assumed Liabilities.


                  (b) Liabilities in the Registration Statement. Notwithstanding the provisions of Section 2.3(a), for purposes of this Agreement, including Article III hereof, InfoCure and PracticeWorks agree that
(i) any and all Liabilities arising from or based upon misstatements in or omissions from the portions of the Registration Statement or the Information Statement set forth on Schedule 2.3(b) to this Agreement (but only insofar as such information relates to InfoCure or the terms of the Distribution) shall be deemed to be InfoCure Liabilities and not Assumed Liabilities and (ii) any and all Liabilities arising from or based upon misstatements in or omissions from the Registration Statement or the Information Statement other than those set forth on Schedule 2.3(b) shall be deemed to be Assumed Liabilities and not InfoCure Liabilities.

         SECTION 2.4 ASSUMPTION AND SATISFACTION OF LIABILITIES. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (i) InfoCure shall, and shall cause each member of the InfoCure Group to, assume, pay, perform and discharge all InfoCure Liabilities in the ordinary course of business, consistent with past practice and (ii) PracticeWorks shall, and shall cause each member of the PracticeWorks Group, to assume, pay, perform and discharge all Assumed Liabilities in the ordinary course of business, consistent with past practice. To the extent reasonably requested to do so by another party hereto, each party hereto agrees to execute and deliver such documents, in a form reasonably satisfactory to such party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

         SECTION 2.5 RESIGNATIONS. InfoCure shall cause all its employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the PracticeWorks Group in which they serve, and PracticeWorks shall cause all its employees to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the InfoCure Group in which they serve.


         SECTION 2.6 ACCOUNT RECONCILIATION. To the extent any revenues are received by InfoCure after _____, 2001 which are attributable to Included Assets or the PracticeWorks Business, InfoCure shall make a lump-sum payment without interest to PracticeWorks on a quarterly basis thereafter. To the extent any revenues are received by PracticeWorks after _______________, 2001 which are attributable to the InfoCure Business, PracticeWorks shall make a lump-sum payment without interest to InfoCure on a quarterly basis thereafter.


         SECTION 2.7 ANCILLARY AGREEMENTS. On or prior to the Distribution Date, each of InfoCure and PracticeWorks shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

         SECTION 2.8 CORPORATE NAMES. Except as otherwise specifically provided in any Ancillary Agreement:

                  (a) as soon as reasonably practicable after the Distribution Date but in any event within thirty (30) days thereafter, PracticeWorks will cease all use of the InfoCure name;


                  (b) PracticeWorks will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its property or premises or on the property or premises used by it or its Subsidiaries which refer or pertain to InfoCure or which include the InfoCure name, logo or other trademark or other InfoCure intellectual property; and

                  (c) as soon as is reasonably practicable after the Distribution Date but in any event within six months thereafter, PracticeWorks will, and will cause the PracticeWorks Subsidiaries to, remove from all letterhead, envelopes, invoices and other communications media of any kind, all references to InfoCure, including the "InfoCure Corporation" name, logo and any other trademark or other InfoCure intellectual property (except that PracticeWorks shall not be required to take any such action with respect to materials in the possession of customers).


         SECTION 2.9 NONSOLICITATION OF CUSTOMERS. During the Restricted Period, each party agrees not to either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any Person who is a customer of the other party or any of its Affiliates or Subsidiaries on the date of this Agreement ("Customer") to (i) enter into a business relationship with such Customer or (ii) terminate, alter or lessen that Customer's contract with such other party or such Affiliate or Subsidiary, provided that this restriction shall not apply to the commencement of a business relationship with any Customer in connection with the acquisition of a business whose customers included any Customer.


         SECTION 2.10 NONSOLICITATION OF EMPLOYEES. During the Nonsolicitation Period, each party agrees not to either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of the other party or any of its Affiliates or Subsidiaries to (i) terminate, alter or lessen that party's affiliation with such other party or such Affiliate or Subsidiary or (ii) violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and such other party, provided that this restriction shall not apply to (A) general recruitment efforts or (B) if an employee, consultant, contractor or other personnel initiates contact with the other party seeking employment or other affiliation with that party.

                                  ARTICLE III.

                                 INDEMNIFICATION

         SECTION 3.1 INDEMNIFICATION BY INFOCURE. Except as otherwise specifically set forth in any provision of this Agreement, InfoCure shall indemnify, defend and hold harmless the PracticeWorks Indemnitees from and against any and all Indemnifiable Losses of the PracticeWorks Indemnitees arising out of, by reason of or otherwise in connection with the InfoCure Liabilities or alleged InfoCure Liabilities, including any breach by InfoCure of any provision of this Section 3.1. Subject to the last sentence of Section 9.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 3.2 INDEMNIFICATION BY PRACTICEWORKS. Except as otherwise specifically set forth in any provision of this Agreement, PracticeWorks shall indemnify, defend and hold harmless the InfoCure Indemnitees from and against any and all Indemnifiable Losses of the InfoCure Indemnitees arising out of, by reason of or otherwise in connection with the Assumed Liabilities or alleged Assumed Liabilities, including any breach by PracticeWorks of any provision of this Section 3.2. Subject to the last sentence of Section 9.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 3.3       PROCEDURES FOR INDEMNIFICATION.

                  (a) Third Party Claims. If a claim or demand is made against a PracticeWorks Indemnitee or an InfoCure Indemnitee (each, an "Indemnitee") by any Person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 3.1 or Section 3.2 hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) Business
Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                  If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within thirty (30) days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

                  If the Indemnifying Party acknowledges in writing responsibility for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

                  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                  (b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                  (c) The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         SECTION 3.4 INDEMNIFICATION PAYMENTS. (a) Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expenses is incurred. If the Indemnifying Party fails to make an indemnification payment required by this
Article III within thirty (30) days after receipt of a bill therefore or notice that a loss, liability, claim, damage or expense has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the loss, liability, claim, damage or expense to, but not including the date of payment, at the Applicable Rate.

                  (b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any actual tax savings received by any Indemnitee that result from the Indemnifiable Losses that gave rise to such indemnity.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF INFOCURE

         InfoCure hereby represents and warrants to PracticeWorks as follows:

         SECTION 4.1 ORGANIZATION AND GOOD STANDING. InfoCure is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. InfoCure has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by InfoCure has been duly authorized by all necessary corporate and stockholder actions.

         SECTION 4.2 BINDING EFFECT. This Agreement has been duly executed and delivered by InfoCure and, assuming the due execution and delivery hereof by PracticeWorks, constitutes the legal, valid and binding obligation of InfoCure, enforceable against InfoCure in accordance with its terms.

                                   ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES OF PRACTICEWORKS

         PracticeWorks hereby represents and warrants to InfoCure as follows:

         SECTION 5.1 ORGANIZATION. PracticeWorks is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PracticeWorks has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by PracticeWorks has been duly authorized by all necessary corporate and stockholder actions on the part of PracticeWorks.

         SECTION 5.2 BINDING EFFECTS. This Agreement has been duly executed and delivered by PracticeWorks, and, assuming the due execution and delivery hereof by InfoCure, this Agreement constitutes the legal, valid and binding obligation of PracticeWorks, enforceable against PracticeWorks in accordance with its terms.

                                  ARTICLE VI.

                              ACCESS TO INFORMATION

         SECTION 6.1 ACCESS TO INFORMATION. Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article III will govern), from and after the Distribution Date, each of InfoCure and PracticeWorks shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (i) such other party or the conduct of its business prior to the Effective Time or (ii) any Ancillary Agreement.

         SECTION 6.2       PROVISION OF CORPORATE RECORDS.

                  (a) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by PracticeWorks for specific and identified agreements, documents, books, records or files (collectively, "Records") which relate to (i) PracticeWorks or the conduct of the PracticeWorks Business up to the Effective Time, or (ii) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), InfoCure shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if PracticeWorks has a reasonable need for such originals) in the possession or control of InfoCure or any of the InfoCure Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting party.

                  (b) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by InfoCure for specific and identified Records which relate to (i) InfoCure or the conduct of the InfoCure Business up to the Effective Time, or (ii) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), PracticeWorks shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if InfoCure has a reasonable need for such originals) in the possession or control of PracticeWorks or any of the PracticeWorks Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting party.

         SECTION 6.3 REIMBURSEMENT; OTHER MATTERS. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information.

         SECTION 6.4 CONFIDENTIALITY. Neither (i) InfoCure nor the InfoCure Subsidiaries nor (ii) PracticeWorks nor the PracticeWorks Subsidiaries shall use or permit the use of (without the prior written consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other party in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information, (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party's auditors, attorneys consultants and advisors, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

         SECTION 6.5 PRIVILEGED MATTERS. The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the InfoCure Group, and the members of the PracticeWorks Group, and that each of the members of the InfoCure Group and each of the members of the PracticeWorks Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. Except as otherwise specifically provided in the Tax Disaffiliation Agreement with respect to tax matters, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

                  (a) InfoCure shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the InfoCure Business, whether or not the privileged information is in the possession of or under the control of InfoCure or PracticeWorks. InfoCure shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting InfoCure Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by InfoCure, whether or not the privileged information is in the possession of or under the control of InfoCure or PracticeWorks.

                  (b) PracticeWorks shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the PracticeWorks Business, whether or not the privileged information is in the possession of or under the control of InfoCure or PracticeWorks. PracticeWorks shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Assumed Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by PracticeWorks, whether or not the privileged information is in the possession of PracticeWorks or under the control of InfoCure or PracticeWorks.

                  (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.5, with respect to all privileges not allocated pursuant to the terms of Sections 6.5(a) and (b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve InfoCure and PracticeWorks in respect of which such parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

                  (d) No party hereto may waive any privilege which could be asserted under any applicable Law, and in which any other party hereto has a shared privileged, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent.

                  (e) In the event of any litigation or dispute between or among any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

                  (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

                  (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.5 or otherwise to prevent the production or disclosure of such privileged information.

                  (h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of InfoCure and PracticeWorks, as set forth in Sections 6.4 and 6.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 6.1 and 6.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 9.6 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.3 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

         SECTION 6.6 OWNERSHIP OF INFORMATION. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article III or this Article VI shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

         SECTION 6.7       RETENTION OF RECORDS.

                  (a) InfoCure shall deliver to PracticeWorks promptly upon PracticeWorks' written request all Records that are specifically identified by PracticeWorks and known by InfoCure, after reasonable inquiry, to be in its control or possession relating to Included Assets, Assumed Liabilities or the PracticeWorks Business. Except (i) as provided in the Tax Disaffiliation Agreement or (ii) when a longer retention period is otherwise required by Law or agreed to in writing, the InfoCure Group and the PracticeWorks Group shall retain, for a period of at least eight years, all Records relating to the PracticeWorks Business as of the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, InfoCure or PracticeWorks may offer in writing to deliver such Records to the other and, if such offer is not accepted in writing within ninety (90) days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting party).

                  (b) PracticeWorks shall deliver to InfoCure promptly upon InfoCure's written request all Records that are specifically identified by InfoCure and known by PracticeWorks, after reasonable inquiry, to be in its control or possession relating to the InfoCure Business. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the InfoCure Group and the PracticeWorks Group shall retain, for a period of at least eight years, all Records relating to the InfoCure Business as of the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, InfoCure or PracticeWorks may offer in writing to deliver such Records to the other and, if such offer is not accepted in writing within ninety (90) days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting party).

         SECTION 6.8 LIMITATION OF LIABILITY; RELEASE. (a) No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

                  (b) Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each of InfoCure and PracticeWorks releases and forever discharges the other and its Representatives and Subsidiaries, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party, its Representatives and Subsidiaries or any of its assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement, any of the Ancillary Agreements or any of the Contracts, in accordance with their terms.

         SECTION 6.9 OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

                                  ARTICLE VII.

                               DISPUTE RESOLUTION

         SECTION 7.1 NEGOTIATION. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this

Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed thirty (30) days from the time the parties began such negotiations; provided, further, that in the event of any mediation or arbitration in accordance with Sections 7.2 and
7.3 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

         SECTION 7.2 MEDIATION. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after sixty (60) days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of less than $500,000, such Agreement Dispute shall be determined, at the request of any party, by binding mediation conducted in Wilmington, Delaware or at another location which the parties mutually select, before a retired judge sitting on the panel of Judicial Arbitration & Mediation Services, Inc. The mediation process shall continue as the exclusive method of resolving the Agreement Dispute (other than negotiation between the parties) until the earlier of the Agreement Dispute being resolved and the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation. If the mediator makes such a finding, at the request of any party, the Agreement Dispute shall then be determined by binding arbitration in accordance with
Section 7.3 hereof.

         SECTION 7.3 ARBITRATION. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after sixty (60) days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of $500,000 or more, such Agreement Dispute shall be determined, at the request of any party, by binding arbitration conducted in Wilmington, Delaware or at another location which the parties mutually select, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the numbers of arbitrators shall be three. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof). If the parties are unable to agree on an arbitrator or arbitrators, the arbitrator or arbitrators shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VII shall be determined by the arbitrator or arbitrators. In resolving any dispute, the parties intend that the arbitrator or arbitrators apply the substantive laws of the

State of Delaware, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the state courts of the State of Delaware, located in Wilmington, or (b) the United States District Court for the District of Delaware, in accordance with Section 9.21 hereof. The arbitrator or arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator or arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the undersigned shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

         SECTION 7.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this
Article VII with respect to all matters not subject to such dispute, controversy or claim.

         SECTION 7.5 OTHER REMEDIES. Nothing in this Article VII shall limit the right that any party may otherwise have to seek to obtain (a) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (b) temporary or permanent injunctive relief from any breach of any provisions of this Agreement.

                                 ARTICLE VIII.

                                    INSURANCE

         SECTION 8.1 SEPARATE INSURANCE POLICIES. On or prior to the later of January 1, 2001 or the Distribution Date, PracticeWorks shall use commercially reasonable efforts to obtain Policies that provide coverage for the PracticeWorks Business.

         SECTION 8.2 POLICIES AND RIGHTS INCLUDED WITHIN INCLUDED ASSETS. Between the Distribution Date and the date on which Policies obtained pursuant to Section 8.1 are in effect, the Included Assets shall include (a) any and all rights of an insured party under each of the InfoCure Shared Policies, subject to the terms of such InfoCure Shared Policies and any limitations or obligations of PracticeWorks contemplated by this Article VIII, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of the PracticeWorks Business or, to the extent any claim is made against PracticeWorks or any of the PracticeWorks Subsidiaries, the conduct of the InfoCure Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such InfoCure Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment or transfer of such InfoCure Shared Policies, or any of them, to PracticeWorks, and (b) the PracticeWorks Policies.

         SECTION 8.3 POST-DISTRIBUTION DATE CLAIMS. (a) If, subsequent to the Distribution Date, any Person shall assert a claim against PracticeWorks or any of the PracticeWorks Subsidiaries (including where PracticeWorks or the PracticeWorks Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in or in connection with the conduct of the PracticeWorks Business or, to the extent any claim is made against PracticeWorks or any of the PracticeWorks Subsidiaries (including where PracticeWorks or the PracticeWorks Subsidiaries are joint defendants with other Persons), the conduct of the InfoCure Business and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the InfoCure Shared Policies, InfoCure shall assert and collect any related Insurance Proceeds under such InfoCure Shared Policy on behalf of PracticeWorks and remit promptly to PracticeWorks any Insurance Proceeds so collected, and InfoCure shall further on behalf of PracticeWorks assert any and all rights of an insured party under such InfoCure Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 8.3 shall be deemed to constitute (or to reflect) an assignment or transfer of the InfoCure Shared Policies, or any of them, to PracticeWorks.

         SECTION 8.4 ADMINISTRATION; OTHER MATTERS. (a) Administration. From and after the Distribution Date, InfoCure shall be responsible for (i) Insurance Administration of the InfoCure Shared Policies and (ii) Claims Administration (except as provided below) under such InfoCure Shared Policies with respect to InfoCure Liabilities and Assumed Liabilities; provided that the retention of such responsibilities by InfoCure is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; and provided further that InfoCure's retention of the administrative responsibilities for the InfoCure Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. InfoCure may discharge its administrative responsibilities under this Section 8.4 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under InfoCure Shared

Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under InfoCure Shared Policies. PracticeWorks shall reimburse InfoCure promptly for all disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of InfoCure relating to Claims Administration and Insurance Administration contemplated by this Section 8.4(a) on behalf of PracticeWorks.

                  (b)      Exceeding Policy Limits.

                           (i) Where Assumed Liabilities are specifically covered under an InfoCure Shared Policy for periods prior to the Distribution Date, or covering claims made after the Distribution Date with respect to an occurrence prior to the Distribution Date, then from and after the Distribution Date PracticeWorks may claim coverage for Insured Claims under such InfoCure Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such InfoCure Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 8.3 or Section 8.4(c) hereof), subject to the terms of this Section 8.4.

                           (ii) Except as set forth in this Section 8.4(b), InfoCure and PracticeWorks shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of InfoCure or PracticeWorks, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, InfoCure Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by InfoCure or PracticeWorks or any defect in such claim or its processing.

                  (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the InfoCure Shared Policies shall be paid to InfoCure, which shall thereafter administer the InfoCure Shared Policies by paying the Insurance Proceeds, as appropriate, to InfoCure with respect to InfoCure Liabilities and to PracticeWorks with respect to the Assumed Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by InfoCure to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any InfoCure Shared Policies are exceeded by the aggregate of outstanding Insured Claims by the relevant parties hereto, such parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such InfoCure Shared Policy (their "allocable portion of Insurance Proceeds"), and any party who has received Insurance Proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those InfoCure Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a InfoCure Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

                  (d) Allocation of Deductibles. In the event that the parties have bona fide claims under any InfoCure Shared Policy for which a deductible is payable, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable InfoCure Shared Policy (their "allocable share of the deductible"), and any party who has paid more than its allocable share of the deductible shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible pursuant hereto.

                  (e) Method of Allocation of Premiums. PracticeWorks shall reimburse InfoCure promptly for its portion of premiums paid by InfoCure for InfoCure Shared Policies. PracticeWorks' portion of the premiums shall be equal to its pro rata share of the premiums, based on the value of the assets of PracticeWorks as set forth on the PracticeWorks Pro Forma Balance Sheet as compared to the assets of InfoCure.

         SECTION 8.5 AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VIII shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

         SECTION 8.6 COOPERATION. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                  ARTICLE IX.

                ADDITIONAL COVENANTS AND MISCELLANEOUS PROVISIONS

         SECTION 9.1 COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

         SECTION 9.2 ANCILLARY AGREEMENTS. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 9.3 COMPLIANCE WITH BULK SALES LAWS. The parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, without limitation, any applicable state tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

         SECTION 9.4 NOTIFICATION OF CERTAIN MATTERS. (a) InfoCure shall promptly notify PracticeWorks, or PracticeWorks shall promptly notify InfoCure:

                           (i) of any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; or

                           (ii) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby.

                  (b) All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received: ("Notices") -------

                  To InfoCure:

                                    InfoCure Corporation
                                    239 Ethan Allen Highway
                                    Ridgefield, CT 06877
                                    Attention:    General Counsel

                                    Telephone:    (203) 438-3654
                                    Facsimile:    (203) 438-6741

                  With a copy to:

                                    King & Spalding
                                    191 Peachtree St., N.E.
                                    Atlanta, Georgia 30303
                                    Attention:    John J. Kelley III
                                    Telephone:    (404) 572-4600
                                    Facsimile:    (404) 572-5100


                  To PracticeWorks:


                                    PracticeWorks, Inc.
                                    1765 The Exchange
                                    Suite 200
                                    Atlanta, Georgia 30339
                                    Attention:    James K. Price
                                    Telephone:    (770) 850-5006
                                    Facsimile:    (770) 857-1300


         SECTION 9.5 FURTHER ASSURANCES. In case at any time after the Distribution Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, InfoCure and PracticeWorks shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

         SECTION 9.6 WITNESS SERVICES. At all times from and after the Distribution Date, each of InfoCure and PracticeWorks shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party from time to time be involved and (ii) there is no conflict in the Action between the requesting party and InfoCure and PracticeWorks, as applicable. A party providing witness services to the other party under this
Section 9.6 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

         SECTION 9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with federal law as it applied to patents, copyrights and trademarks and in accordance with the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within the State of Delaware.

         SECTION 9.8       THIRD PARTY BENEFICIARIES. Except as provided in
Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         SECTION 9.9 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Subject to the restrictions set forth in Sections 9.21 and 9.22, this Agreement shall be binding upon and inure to the parties hereto and their respective successors.

         SECTION 9.10 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.11 AMENDMENT. Subject to the terms of Section 9.12 hereof, no change, modification or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

         SECTION 9.12 TERMINATION. This Agreement (including Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of InfoCure without the approval of PracticeWorks or the stockholders of InfoCure. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of the Third Party beneficiaries thereto without the consent of such persons.

         SECTION 9.13 EXPENSES. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Information Statement (including the Registration Statement) and the Distribution and the consummation of the transactions contemplated hereby, including the fees and expenses of King & Spalding and William Blair & Company, L.L.C., shall be charged to and paid by PracticeWorks. Such expenses shall be deemed to be Assumed Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

         SECTION 9.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.15 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         SECTION 9.16 WAIVERS. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         SECTION 9.17 SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

         SECTION 9.18 TITLE AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.19 EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 9.20 CONSENT TO JURISDICTION. Without limiting the provisions of Article VII hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Delaware, located in the City of Wilmington, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Delaware, located in the City of Wilmington. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction in this Section 9.21.

Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Delaware, located in the City of Wilmington, or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 9.21 CONSOLIDATION, MERGER, ETC. INVOLVING PRACTICEWORKS. PracticeWorks shall not consolidate with or merge into any other Person or convey, transfer or lease all or any substantial portion of its properties and assets to any Person, and PracticeWorks shall not permit any Person to consolidate with or merge into PracticeWorks or convey, transfer or lease all or any substantial portion of its properties and assets to PracticeWorks, unless, in each case, the Person formed by such consolidation or into which PracticeWorks is merged or the Person which acquires by conveyance or transfer, or which leases, all or any substantial portion of properties and assets of PracticeWorks shall be a corporation, partnership, limited liability company or trust and shall expressly assume, by a written agreement, executed and delivered to InfoCure, all of the liabilities, obligations and expenses to be assumed by PracticeWorks under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of PracticeWorks to be performed or observed.

         SECTION 9.22 CONSOLIDATION, MERGER, ETC. INVOLVING INFOCURE. InfoCure shall not consolidate with or merge into any other Person or convey, transfer or lease all or any substantial portion of its properties and assets to any Person, and InfoCure shall not permit any Person to consolidate with or merge into InfoCure or convey, transfer or lease all or any substantial portion of its properties and assets to InfoCure, unless, in each case, the Person formed by such consolidation or into which InfoCure is merged or the Person which acquires by conveyance or transfer, or which leases, all or any substantial portion of properties and assets of InfoCure shall be a corporation, partnership, limited liability company or trust and shall expressly assume, by a written agreement, executed and delivered to PracticeWorks, all of the liabilities, obligations and expenses to be assumed by InfoCure under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of InfoCure to be performed or observed.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                   INFOCURE CORPORATION



                                   By:
                                       ---------------------------------------
                                       Frederick L. Fine
                                       Chief Executive Officer


                                   PRACTICEWORKS, INC.



                                   By:
                                       ---------------------------------------
                                       James K. Price
                                       Chief Executive Officer and President

                                 SCHEDULE 2.1(A)

                                  SUBSIDIARIES

                                 SCHEDULE 2.1(B)

                                 INCLUDED ASSETS

                                  SCHEDULE 2.3

                                 SCHEDULE 2.3(B)

      INFORMATION RELATING TO THE DISTRIBUTION IN THE INFORMATION STATEMENT

                                    EXHIBIT A

                                  BILL OF SALE

                                    EXHIBIT B

             EMPLOYEE BENEFITS AND COMPENSATION ALLOCATION AGREEMENT

                                    EXHIBIT C

                          TAX DISAFFILIATION AGREEMENT


                                      -42-
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                                    EXHIBIT D

                          TRANSITION SERVICES AGREEMENT

                                    EXHIBIT E

                      PRACTICEWORKS PRO FORMA BALANCE SHEET


                                      -44-
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                                    EXHIBIT F

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT


                                      -45-